Exhibit 99.2

For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
Dennard▪Lascar Associates: 713-529-6600
lelliott@DennardLascar.com/apearson@DennardLascar.com

GASTAR EXPLORATION LTD. REPORTS
SECOND QUARTER 2013 RESULTS

•	Production increased 65% from 2Q 2012 to 57.6 MMcfe per day

•	Revenues from production increased 111% to $23.4 million

•	Mid-year proved reserves increased 38% from year-end 2012

HOUSTON, August 5, 2013 - Gastar Exploration Ltd. (NYSE MKT: GST) today reported financial and operating results for the three and six months ended June 30, 2013.
Net income attributable to Gastar's common shareholders for the second quarter of 2013 was $51.8 million, or $0.81 per diluted share. Excluding the impact of a $43.7 million non-cash fair value gain on the acquisition of assets, a $7.5 million unrealized hedging gain and non-recurring charges of $2.6 million, adjusted net income attributable to common shareholders was $3.2 million, or $0.05 per diluted share. This compares to a net loss of $74.0 million, or $1.17 per share, and an adjusted net loss of $4.1 million, or $0.06 per share, excluding the impact of a non-cash impairment of natural gas and oil properties of $72.7 million and an unrealized hedging gain of $2.8 million for the second quarter of 2012. (See the accompanying reconciliation of net income (loss) to net income (loss) excluding special items at the end of this news release.)
Net cash provided by operating activities before working capital changes, reduced for dividend expense and adjusted for other special items (adjusted cash flows from operations) for the second quarter of 2013 increased to $12.3 million, or $0.19 per diluted share, compared to $3.7 million, or $0.06 per diluted share, for the second quarter of 2012. (See the accompanying reconciliation of cash flows before working capital changes and as adjusted for special items to net income at the end of this news release.)

Natural gas, condensate, oil and natural gas liquids (NGLs) revenues increased 111% to $23.4 million in the second quarter of 2013, up from $11.1 million for the same period a year earlier. The increase in revenues was primarily the result of 65% growth in production volumes and a 28% increase in average sales price per thousand cubic feet of natural gas equivalent (Mcfe), including the impact of realized hedging activities. Revenues from liquids (condensate, oil and NGLs) represented approximately 49% of our total natural gas, condensate, oil and NGLs revenues for the second quarter of 2013 compared to 46% for the first quarter of 2013 and 40% for the second quarter of 2012.
Average daily production was 57.6 million cubic feet of natural gas equivalent (MMcfe) per day for the second quarter of 2013, compared to 34.8 MMcfe per day for the same period in 2012. Sequentially, average daily production increased 42% from first quarter 2013 production of 40.5 MMcfe per day. Oil, condensate and NGLs as a percentage of production was 29% in the second quarter compared to 19% in the second quarter of 2012 and 26% in the first quarter of 2013.
Higher production volumes were primarily driven by our horizontal drilling activity in the liquids-rich area of the Marcellus Shale in Marshall County, West Virginia and in the Hunton oil play in Oklahoma, partially offset by natural declines from our dry gas wells in East Texas. Second quarter 2013 volumes also benefited from less curtailment of our Marcellus production due to reduced downtime and fewer line pressure issues on the third-party-operated gathering system that transports our Marcellus production as compared to first quarter 2013. We estimate that gathering system issues reduced second quarter 2013 production by approximately 7.6 MMcfe/d, or 13% of total production and approximately 3.6 MMcfe/d, or 10% of total production in the second quarter of 2012.
The following table provides a summary of Gastar's production volumes and average commodity prices for the three and six-month periods ended June 30, 2013 and 2012:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Production:
Natural gas (MMcf)	3,692	2,564	6,391	4,801
Oil (MBbl)	127	38	205	65
NGLs (MBbl)	130	62	210	110
Total production (MMcfe)	5,238	3,169	8,884	5,847

Total (Mmcfe/d)	57.6	34.8	49.1	32.1

Average sales price per unit:
Natural gas per Mcf, including impact of realized hedging	$3.26	$2.61	$3.64	$2.83
Natural gas per Mcf, excluding impact of realized hedging	$3.36	$1.70	$3.13	$1.82
Oil per Bbl, including impact of realized hedging	$62.97	$62.76	$68.93	$66.42
Oil per Bbl, excluding impact of realized hedging	$63.36	$56.72	$65.07	$64.03
NGLs per Bbl, including impact of realized hedging	$25.93	$32.53	$32.92	$35.66
NGLs per Bbl, excluding impact of realized hedging	$26.17	$25.44	$27.54	$31.64

Average sales price per Mcfe, including impact of realized hedging	$4.48	$3.51	$4.99	$3.73
Average sales price per Mcfe, excluding impact of realized hedging	$4.56	$2.56	$4.41	$2.80

We had hedges in place covering approximately 76% of natural gas, 29% of condensate and oil and 50% of NGLs production for the second quarter of 2013. We continue to maintain an active hedging program covering a portion of our estimated future production, which is reported in our periodic filings with the U.S. Securities and Exchange Commission (SEC).
Lease operating expense (LOE) was $2.2 million for the second quarter of 2013, compared to $1.6 million in the second quarter of 2012 and $1.8 million in the first quarter of 2013. The increase in LOE compared to the prior-year period was primarily due to a $695,000 increase related to additional producing wells in West Virginia and Oklahoma. LOE per Mcfe of production declined to $0.41 in the second quarter of 2013 from $0.49 in the second quarter of 2012 and $0.50 per Mcfe in the first quarter of 2013 due to higher production volumes, partially offset by higher total LOE.
Depreciation, depletion and amortization (DD&A) was $7.6 million in the second quarter, up from $7.0 million in the prior-year period and $5.4 million in the first quarter of 2013. The increase in DD&A expense compared to second quarter 2012 was the result of a 65% increase in production partially offset by a 34% decrease in the DD&A rate per Mcfe. The DD&A rate for the second quarter of 2013 was $1.45 per Mcfe compared to $2.20 per Mcfe for the same period in 2012 and $1.47 in the first quarter of this year.

General and administrative expense was $5.0 million in the second quarter, compared to $3.2 million in the prior-year period. This includes non-cash, stock-based compensation expense of $1.1 million for the second quarter of 2013 and $954,000 for the same quarter in 2012. The second quarter 2013 general and administrative expense includes $1.4 million in non-recurring costs associated with the acquisition of the Chesapeake assets.
Reserves Update
At June 30, 2013, Gastar's proved natural gas, oil and condensate and NGLs reserves were 248.9 Bcfe, a 38% increase over December 31, 2012 proved reserves of 180.9 Bcfe, as estimated by our third-party reserve consulting engineers in accordance with SEC regulations. Reserves estimates at June 30, 2013 include reserves acquired from Chesapeake Energy on June 7, 2013 and our East Texas assets. Of the 248.9 Bcfe mid-year reserves, 70% were natural gas, 13% were oil and condensate and 17% were NGLs, compared to 72% natural gas, 11% oil and condensate and 17% NGLs at year-end 2012.
Using the SEC pricing formula, the pre-tax present value discounted at 10% (PV-10) of the estimated proved reserves increased to $324.1 million at June 30, 2013 from $206.8 million at year-end 2012. At mid-year:

•	The Appalachian Basin represented 83% of proved reserve volumes and 85% of the PV-10 value.

•	Oklahoma, including the reserves acquired from Chesapeake, represented 6% of proved reserve volumes and 10% of the PV-10 value.

•	East Texas comprised 11% of the proved reserve volumes and 5% of the PV-10 value.

Proved undeveloped reserves at mid-year 2013 represented approximately 32% of total proved reserves compared to approximately 30% at year-end 2012. Proved undeveloped reserves at mid-year 2013 were all attributable to the Appalachian Basin reserves with a PV-10 value of $89.9 million.
In accordance with SEC regulations, estimates of proved reserves as of June 30, 2013 were calculated using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period July 1, 2012 through June 30, 2013. For natural gas volumes, the average Henry Hub price utilized was $3.44 per MMbtu, and for oil volumes, the average West Texas Intermediate price utilized was $88.13 per barrel, or $4.19 per Mcfe, compared to $3.72 per Mcfe for year-end 2012. The natural gas and oil prices are adjusted for energy content or quality, transportation and regional price differentials by area.

Using the alternate NYMEX futures pricing formula, however, the PV-10 of the estimated proved reserves increased to $431.8 million at June 30, 2013 from $333.2 million at year-end 2012.
Reserve estimates as of June 30, 2013 for the Appalachian Basin and Oklahoma were prepared by Wright & Company, Inc., and reserve estimates for East Texas were prepared by Netherland Sewell & Associates, Inc.
J. Russell Porter, Gastar's President and CEO, stated, “We are pleased with our accomplishments to date in 2013. Through a series of recent transactions, we have greatly enhanced our acreage position in Oklahoma at a very low cost basis, further increased the liquids content of our reserves and production as well as substantially bolstering our financial liquidity to support our future growth.”
“At mid-year, we are pleased to report another significant increase in our proved reserves that continues to be more heavily weighted towards high-value liquids. Over the long term, we have been successful in achieving our stated goal of raising the percentage of oil, condensate and NGLs in our production profile and positioning the company for further growth. Over the last two-and-a-half years, we have grown our reserves base from approximately 50 Bcfe - almost all natural gas - to almost 250 Bcfe that is 30% oil, condensate and NGLs.”
“We are enthusiastic about the future development of our liquids rich acreage in the Marcellus and our expanded acreage position in the Hunton Limestone oil play in Oklahoma. Although we are in early stages of testing and developing the Oklahoma acreage, we are confident that we can bring our demonstrated ability to systematically improve results and lower costs to our operations there. We believe that our large inventory of attractive, high-return, liquids-focused drilling opportunities will allow us to continue to grow reserves, production and cash flow and generate further growth in shareholder value,” added Porter.
Operations Review and Update
Marcellus Shale
Net production from the Marcellus Shale area averaged 44.2 MMcfe per day in the second quarter of 2013, compared to 20.7 MMcfe per day for the second quarter of 2012 and 28.5 MMcfe per day in the first quarter of 2013. Our ultra-rich gas production, on average, yielded 33 barrels of condensate and 48 barrels of NGLs per 1 MMcf of natural gas produced for the second quarter of 2013. Though gathering system issues improved this quarter, production continued to be negatively impacted by third-party-operated gathering system issues which reduced second quarter 2013 production by approximately 7.6 MMcfe/d as compared to first quarter 2013 production reduction of an estimated 16.4 MMcfe/d.

We are continuing to work with the gathering system operator to resolve recurring production curtailment issues on our operated Marcellus Shale wells. The addition of the Burch Ridge central receipt point (CRP), coupled with additional field compression, allowed us to increase our daily gross production; however, we are still experiencing down time and high line pressures in excess of contract specifications that reduce our ability to maximize production.
During the second quarter, we had 53 gross (24.9 net) operated wells on production and seven gross (3.5 net) operated wells in various stages of drilling or completion on the Goudy pad in Marshall County, West Virginia. The Goudy wells are being drilled to test a tighter spacing design, with four wells currently undergoing completion operations and expected to be placed on production in early third quarter 2013. A total of nine wells are ultimately planned for the Goudy pad.
Also during the second quarter, we began evaluating the test results of our five wells drilled at a different lateral azimuth on the Addison pad in Marshall County, West Virginia to determine if production or estimated ultimate recovery was affected. Initial indications are that there is no difference in well results from this well design, which provides us greater flexibility going forward to efficiently develop our acreage.
Net capital expenditures for the second quarter in the Marcellus Shale totaled $19.2 million. We expect to spend an additional $15.4 million in the Marcellus Shale for the remainder of 2013 for drilling, completion, infrastructure, lease acquisition and seismic costs.
Hunton Limestone Oil Play
At June 30, 2013, we held leases covering approximately 300,300 gross (183,400 net) acres in Major, Garfield, Canadian and Kingfisher Counties, Oklahoma in the Hunton Limestone horizontal oil play.
Net production from the Hunton Limestone area averaged 640 BOE (3.8 MMcfe) per day in the second quarter, of which 60% was crude oil. Second quarter volumes includes approximately 1.1 MMcfe/d of net production related to the Chesapeake assets acquired on June 7, 2013, of which approximately 21% is crude oil and 7% is NGLs.
Gastar and our operating partner have drilled and completed four horizontal wells to date in our original Oklahoma area of mutual interest (AMI). A fifth well has been drilled and is waiting to be completed, with initial flowback expected by late August 2013. Our second well, the Mid-Con 2H, has maintained high production volumes and is currently producing approximately 771 gross BOE per day, of which 63% is crude oil. Our Mid-Con 3H well continues to produce at gross rates of approximately 70 barrels of oil, 47 Mcf of gas and 541 barrels of completion fluids per day. Flow back operations on the Mid-Con 4H well began in May and the horizontal lateral was recently cleaned out to remove frac sand flow back from the wellbore. Based on the most recent four days of production following the removal of frac sand from the wellbore, our Mid-Con 4H well produced at gross rates of about 95 barrels of oil, 230 Mcf of gas and 740 barrels of completion fluids per day. Based on the Mid-Con 3H and 4H wells total fluid flow rates, we remain optimistic that oil and natural gas production will increase once additional completion fluids have been recovered.
As previously announced, we completed the acquisition of an additional 157,000 net acres in Oklahoma from Chesapeake Energy on June 7, 2013. Beginning in October 2013, we plan to commence operating one rig to drill three wells on this new acreage targeting the Hunton Limestone. We anticipate continually running one operated rig in the area and will increase the number of rigs in the future based on drilling results.
Also, as previously announced, our partner in our original AMI in Oklahoma has elected to exercise its right to acquire approximately 12,800 net acres that we acquired from Chesapeake for $12.1 million. This sale includes approximately 400,000 BOE representing 50% of the proved developed producing reserves associated with the wells acquired from Chesapeake which are geographically located inside the existing AMI.
On July 2, 2013, we announced that we signed a purchase and sale agreement with an undisclosed third party for the sale of our interests in approximately 76,000 net acres in Kingfisher and Canadian Counties, Oklahoma for $62.0 million in cash. The agreement also provides for the trading of certain acreage between Gastar and the third party to create more concentrated acreage blocks for both parties and Gastar's purchase of approximately 1,800 net acres within our core Hunton area owned by the third party. The transaction is subject to customary closing adjustments and conditions and is expected to close on August 6, 2013. The acres to be sold are part of the undeveloped leases acquired by Gastar from Chesapeake Energy.
After completing the pending transaction, Gastar's total acreage in the Hunton Limestone play will be approximately 136,800 gross (96,400 net) acres.
In the Mid-Continent, net capital expenditures in the second quarter of 2013 totaled $77.1 million, including $68.6 million for the Chesapeake acquisition, and we expect to spend an additional $39.6 million during the remainder of the year on our existing Mid-Continent play.
East Texas
In East Texas, second quarter 2013 net production from the Hilltop area averaged 9.5 MMcfe per day, compared to 13.7 MMcfe per day in the prior-year period and 11.0 MMcfe per day in the first quarter of

2013. The lower year-over-year volumes reflect natural declines in field production that were not offset by additional drilling or recompletion operations due to low natural gas prices and pending sale of these assets. Second quarter capital expenditures in East Texas were $400,000, primarily consisting of lease renewal cost.
On April 22, 2013, we announced that we have entered into a definitive agreement to sell our East Texas assets for $46.0 million, subject to customary closing adjustments. As announced on July 31, 2013, the closing of the sale has been extended to August 16, 2013 and the buyer has paid an additional non-refundable deposit of $1.2 million.

Guidance for Third Quarter of 2013
We are providing the following guidance for the fourth quarter of 2012:
Production(1)                    50 - 54 MMcfe per day
Liquids percentage of production (1)(2)    31% to 34%
Lease operating expenses(1)            $2.4 - $2.8 million
Transportation, treating and gathering(1)    $0.6 - $0.8 million
Cash G&A(3)                    $2.6 - $2.9 million
Stock compensation expense            $1.0 - $1.2 million

(1)	Assumes East Texas property sale closes in mid-August 2013.

(2)	Based on equivalent of 6,000 cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

(3)	Excludes any additional one-time transaction costs related to the Oklahoma property acquisition and includes severance for certain East Texas employees of $500,000.

Liquidity
At June 30, 2013, we had cash and cash equivalents of $10.8 million and a net working capital deficit of approximately $56.4 million. The working capital deficit includes $30.4 million of advances from non-operating partners. We had $50 million of unused borrowing capacity on our revolving credit facility at the end of the second quarter. During the second quarter of 2013 we issued $200 million of 8 5/8% senior secured notes due 2018 to help fund our Chesapeake transaction. Our current borrowing based on our senior credit facility is $50.0 million with no borrowings currently outstanding.
Excluding acquisitions, capital expenditures for the remainder of 2013 are expected to be approximately $60.2 million, resulting in total annual capital expenditures of approximately $124 million. The increase in 2013 capital expenditures of approximately $22 million, excluding acquisitions, is primarily due to increased Hunton activity. We plan to fund our 2013 capital program through existing cash balances, internally generated cash flow from operating activities, borrowings under the revolving credit facility, and proceeds from the pending divestitures of our East Texas assets and certain non-core acreage in Oklahoma.

Conference Call
Gastar's management team will hold a conference call Tuesday, August 6, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss these results. To participate in the call, dial 888-450-9962 and ask for the Gastar conference call. A replay will be available and will be accessible through August 13, 2013. To access the replay, dial 800-804-7944 and enter the conference ID 38966.
The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Internet, please visit Gastar's web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.
A copy of this press release can be found on Gastar's website at www.gastar.com.
About Gastar
Gastar Exploration Ltd. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. Gastar also holds producing natural gas acreage in the deep Bossier play in the Hilltop area of East Texas, but has entered into a definitive agreement to sell its East Texas assets. For more information, visit Gastar's website at www.gastar.com.

Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to our purchase of assets from Chesapeake Energy, including the risk of being exposed to unknown contingencies or liabilities that could cause Gastar to not realize the expected benefits of the transaction and the risk that we may be required to fund the transaction by borrowing under our revolving credit facility; risks relating to the divestiture of our East Texas assets, including the risk that the transaction will not be completed or will be completed under different terms; and other risks described in Gastar's Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC's website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production. Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

Gastar's capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.

- Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)
REVENUES:
Natural gas	$12,044	$6,682	$23,277	$13,593
Condensate and oil	8,017	2,408	14,143	4,291
NGLs	3,380	2,027	6,922	3,911
Total natural gas, condensate and oil and NGLs revenues	23,441	11,117	44,342	21,795
Unrealized hedge gain (loss)	7,485	2,804	(2,152)	1,280
Total revenues	30,926	13,921	42,190	23,075
EXPENSES:
Production taxes	1,150	481	1,793	934
Lease operating expenses	2,169	1,558	4,006	3,974
Transportation, treating and gathering	1,124	1,231	2,288	2,410
Depreciation, depletion and amortization	7,596	6,956	12,961	12,609
Impairment of natural gas and oil properties	—	72,733	—	72,733
Accretion of asset retirement obligation	114	89	216	183
General and administrative expense	4,964	3,151	7,966	6,312
Litigation settlement expense	—	—	1,000	1,250
Total expenses	17,117	86,199	30,230	100,405
INCOME (LOSS) FROM OPERATIONS	13,809	(72,278)	11,960	(77,330)
OTHER INCOME (EXPENSE):
Gain on acquisition of assets at fair value	43,712	—	43,712	—
Interest expense	(3,545)	(29)	(4,154)	(56)
Investment income and other	5	2	8	4
Foreign transaction loss	(11)	(3)	(12)	—
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	53,970	(72,308)	51,514	(77,382)
Provision for income taxes	—	—	—	—
NET INCOME (LOSS)	53,970	(72,308)	51,514	(77,382)
Dividend on preferred stock attributable to non-controlling interest	(2,134)	(1,727)	(4,264)	(2,963)
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$51,836	$(74,035)	$47,250	$(80,345)
NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.83	$(1.17)	$0.75	$(1.27)
Diluted	$0.81	$(1.17)	$0.74	$(1.27)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	62,398,472	63,541,739	63,089,987	63,439,412
Diluted	63,813,423	63,541,739	63,699,525	63,439,412

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,799	8,901
Accounts receivable, net of allowance for doubtful accounts of $540 and $546, respectively	10,344	9,540
Commodity derivative contracts	2,835	7,799
Prepaid expenses	838	1,097
Total current assets	24,816	27,337

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	152,665	67,892
Proved properties	762,747	671,193
Total natural gas and oil properties	915,412	739,085
Furniture and equipment	2,076	1,925
Total property, plant and equipment	917,488	741,010
Accumulated depreciation, depletion and amortization	(497,720)	(484,759)
Total property, plant and equipment, net	419,768	256,251

OTHER ASSETS:
Commodity derivative contracts	1,753	1,369
Deferred charges, net	2,170	836
Advances to operators and other assets	1,701	4,275
Total other assets	5,624	6,480
TOTAL ASSETS	$450,208	290,068

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$25,413	$23,863
Revenue payable	13,742	8,801
Accrued interest	2,173	151
Accrued drilling and operating costs	3,637	3,907
Advances from non-operators	30,414	17,540
Commodity derivative contracts	253	1,399
Asset retirement obligation	358	358
Other accrued liabilities	5,211	1,493
Total current liabilities	81,201	57,512

LONG-TERM LIABILITIES:
Long-term debt	194,609	98,000
Commodity derivative contracts	—	1,304
Asset retirement obligation	8,235	6,605
Other long-term liabilities	274	111
Total long-term liabilities	203,118	106,020

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 61,593,024 and 66,432,609 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	306,593	316,346
Additional paid-in capital	30,059	28,336
Accumulated deficit	(247,537)	(294,787)
Total shareholders' equity	89,115	49,895
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $98,954 and $98,781 at June 30, 2013 and December 31, 2012, respectively	76,774	76,641
Total equity	165,889	126,536
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$450,208	$290,068

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2013	2012
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$51,514	$(77,382)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	12,961	12,609
Impairment of natural gas and oil properties	—	72,733
Stock-based compensation	1,966	1,846
Unrealized hedge (gain) loss	2,152	(1,280)
Realized loss (gain) on derivative contracts	7	(440)
Amortization of deferred financing costs	1,450	98
Accretion of asset retirement obligation	216	183
Gain on acquisition of assets at fair value	(43,712)	—
Changes in operating assets and liabilities:
Accounts receivable	394	(2,996)
Prepaid expenses	259	222
Accounts payable and accrued liabilities	9,825	(932)
Net cash provided by operating activities	37,032	4,661
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(55,955)	(62,856)
Acquisition of natural gas and oil properties	(69,775)	—
Advances to operators	(5,154)	(1,911)
Deposit for sale of natural gas and oil properties	2,300	—
Advances from non-operators	12,874	5,847
Purchase of furniture and equipment	(151)	(225)
Net cash used in investing activities	(115,861)	(59,145)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	19,000	43,000
Repayment of revolving credit facility	(117,000)	(26,000)
Proceeds from issuance of senior secured notes, net of discount	194,500	—
Repurchase of outstanding common shares	(9,753)	—
Proceeds from issuance of preferred stock, net of issuance costs	133	38,449
Dividend on preferred stock attributable to non-controlling interest	(3,554)	(2,963)
Deferred financing charges	(2,355)	(332)
Other	(244)	(278)
Net cash provided by financing activities	80,727	51,876
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,898	(2,608)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,901	10,647
CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,799	$8,039

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)

NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED	$51,836	$(74,035)	$47,250	$(80,345)
SPECIAL ITEMS:
Unrealized hedge (gain) loss	(7,485)	(2,804)	2,152	(1,280)
Impairment of natural gas and oil properties	—	72,733	—	72,733
General and administrative costs related to acquisition of Chesapeake Assets	1,418	—	1,418	—
Litigation settlement expense	—	—	1,000	1,250
Gain on acquisition of assets at fair value	(43,712)	—	(43,712)	—
Write off of fees associated with Old Amended Revolving Credit Facility	1,154	—	1,154	—
Foreign transaction loss (gain)	11	3	12	—

ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$3,222	$(4,103)	$9,274	$(7,642)

ADJUSTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.05	$(0.06)	$0.15	$(0.12)
Diluted	$0.05	$(0.06)	$0.15	$(0.12)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	62,398,472	63,541,739	63,089,987	63,439,412
Diluted	63,813,423	63,541,739	63,699,525	63,439,412

Reconciliation of Cash Flows from Operations Before Working Capital Changes and As Adjusted for Special Items to Net Income (Loss):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$53,970	$(72,308)	$51,514	$(77,382)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	7,596	6,956	12,961	12,609
Impairment of natural gas and oil properties	—	72,733	—	72,733
Stock-based compensation	1,143	954	1,966	1,846
Unrealized hedge (gain) loss	(7,485)	(2,804)	2,152	(1,280)
Realized loss (gain) on derivative contracts	7	(220)	7	(440)
Amortization of deferred financing costs and debt discount	1,372	56	1,450	98
Accretion of asset retirement obligation	114	89	216	183
Gain on acquisition of assets at fair value	(43,712)	—	(43,712)	—
Cash flows from operations before working capital changes	13,005	5,456	26,554	8,367
Litigation settlement expense	—	—	1,000	1,250
General and administrative costs related to acquisition of Chesapeake Assets	1,418	—	1,418	—
Foreign transaction loss (gain)	11	3	12	—
Dividend on preferred stock attributable to non-controlling interest	$(2,134)	$(1,727)	$(3,554)	$(2,963)
Adjusted cash flows from operations for special items	$12,300	$3,732	$25,430	$6,654

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